Exhibit 5.2

FedEx Office and Print Services, Inc.
7900 Legacy Drive
Plano, Texas 75024

September 14, 2026

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

FedEx Corporation, a Delaware corporation (the “Company”), FedEx Office and Print Services, Inc., a Texas corporation (“FedEx Office”), and the other subsidiary guarantors named in the Registration Statement (defined below) have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-297595) (the “Registration Statement”) and a prospectus supplement, dated September 9, 2026 (the “Prospectus Supplement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities including €1,100,000,000 aggregate principal amount of the Company’s 4.000% Notes due 2030 and €900,000,000 aggregate principal amount of the Company’s 4.625% Notes due 2034 (collectively, the “Notes”). The Notes are to be issued pursuant to the provisions of a base indenture, dated as of September 14, 2026, among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by supplemental indenture no. 1, dated as of September 14, 2026, among the Company, the Guarantors, the Trustee and U.S. Bank Europe DAC, UK Branch, as paying agent (the “US Bank Paying Agent”) (“Supplemental Indenture No. 1”) (the Base Indenture and Supplemental Indenture No. 1 are collectively referred to herein as the “Indenture”), and are to be sold pursuant to the Underwriting Agreement, dated September 9, 2026, among the Company, the subsidiary guarantors named therein and the several underwriters named in Schedule A thereto (the “Underwriting Agreement”) and will be subject to the Agency Agreement among the Company, the US Bank Paying Agent, U.S. Bank Trust Company, National Association, as registrar and transfer agent, and the Trustee.

I am the Vice President—General Counsel and Assistant Secretary of FedEx Office and have acted as counsel to FedEx Office in connection with the guarantee obligations by FedEx Office of the Notes pursuant to the Indenture (the “FedEx Office Guarantee”).

In connection with the opinions expressed below, I have examined, or caused to be examined by attorneys under my supervision, originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Prospectus Supplement, the Indenture (including Article XVII thereof containing the guaranty obligations of the Guarantors), the Underwriting Agreement, FedEx Office’s certificate of incorporation and bylaws, and such agreements, documents, certificates and statements of government officials and other papers as I have deemed necessary or advisable as a basis for such opinions. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents and documents to be executed, I have assumed (i) that the parties thereto (other than FedEx Office) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein, which I have not independently established or verified, I have relied upon statements and representations of officers and representatives of FedEx Office.

Based upon the foregoing, it is my opinion that:

1.            FedEx Office is a corporation validly existing and in good standing under the laws of the State of Texas.

2.            FedEx Office has the corporate power to enter into and perform its obligations under the Indenture (including the FedEx Office Guarantee).

3.            The Indenture has been duly and validly authorized, executed and delivered by FedEx Office. The FedEx Office Guarantee has been duly and validly authorized by FedEx Office.

I am qualified to practice law in the State of Texas, and the foregoing opinion is limited to the laws of the State of Texas.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, I further consent to the reference to me under the heading “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

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This opinion is expressed as of the date hereof and I undertake no, and disclaim any, obligation to advise you (or any third party) of any subsequent change in or development of law or fact that might affect the matters, conclusions, statements or opinions set forth herein.

Sincerely,

By:	/s/ Tiffany H. Brunson
	Name:	Tiffany H. Brunson
	Title:	Vice President—General Counsel and Assistant Secretary

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